Exhibit 10.11

EXECUTION VERSION

OPERATION AND MAINTENANCE AGREEMENT

between

AVENAL SOLAR HOLDINGS LLC,

And

NRG ENERGY SERVICES LLC

Dated as of January 31, 2011

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

		Page

18.2	Severability	23
18.3	Confidentiality	24
18.4	Public Release of Information	24
18.5	Headings	24
18.6	Successors and Assigns	24
18.7	Governing Law; Dispute Resolution	25
18.8	Entire Agreement	25
18.9	No Partnership Created	25
18.10	No Third Party Rights	26
18.11	Representations and Warranties	26
18.12	Counterparts	26

Exhibit A	Description of Plant
Exhibit B	Scope of Work
Exhibit C	Insurance
Exhibit D	Annual Maintenance Plan
Exhibit E	Compensation Terms
Exhibit F	Form of Monthly Report
Exhibit G	Owner and Operator Representative

iii

OPERATION AND MAINTENANCE AGREEMENT

This OPERATION AND MAINTENANCE AGREEMENT (the “Agreement”) is being entered into by and between NRG Energy Services LLC, a Delaware limited liability company (“Operator”), and Avenal Solar Holdings LLC, a Delaware limited liability company (“Owner”), as of January 31, 2011 (the “Effective Date”).

RECITALS:

A.            Owner owns three solar photovoltaic projects through its wholly-owned subsidiaries consisting of (i) the 20 MW-AC Sun City Project (the “Sun City Project”) held through Sun City Project LLC, (ii) the 19 MW-AC Sand Drag Project (the “Sand Drag Project”) held through Sand Drag LLC, and (iii) the 6 MW-AC Avenal Park Project (the “Avenal Park Project”) held through Avenal Park LLC, all located in Kings County, California, as further described in Exhibit A (collectively, the “Plant”)

B.            Owner desires to hire Operator to operate and maintain the Plant in accordance with the terms of this Agreement.

C.            Operator desires to operate and maintain the Plant for Owner in accordance with the terms of the Agreement.

AGREEMENT:

Accordingly, in consideration of the mutual covenants herein, and intending to be legally bound hereby, Owner and Operator hereby agree as follows:

1.             DEFINITIONS AND RULES OF INTERPRETATION.

1.1          Definitions. The following capitalized terms, when used herein (and in the Appendices attached hereto), shall have the meanings specified in this Section.

“Additional Services” has the meaning specified in Exhibit B.

“Adjustment Date” has the meaning specified in Exhibit E.

“Administrator” means Eurus Avenal Affiliates LLC or, if applicable, its permitted assignee, in its capacity as Administrator under the Project Administration Agreement.

“Affiliate” means, with respect to a Person, any entity which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), when used with respect to a Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through ownership of voting securities, by contract or otherwise. For the avoidance of doubt, Operator shall be deemed to be an Affiliate of Owner if (i) Operator is an Affiliate of NRG and (ii) NRG holds, directly or indirectly, at least 50% of the membership interests in Owner.

“Agreement” has the meaning specified in the Preamble.

“Annual Maintenance Plan” means an annual plan for operation and maintenance of the Plant that is prepared and approved in accordance with Exhibit B, as the same may be revised from time to time pursuant to a Change Order provided in Section 4. Each Annual Maintenance Plan shall be substantially in the same form as the Annual Maintenance Plan for 2011 attached hereto as Exhibit D.

“Avenal Park Project” has the meaning specified in the Recitals.

“Books and Records” has the meaning specified in Section 14.

“Business Day” means any day other than a Saturday, Sunday, public holiday under the Laws of the State of New York or the State where the Plant is located or other day on which banking institutions in such jurisdictions are authorized or required to be closed.

“Change in Law” means the enactment, adoption, promulgation, modification (including a written change in interpretation by a Governmental Authority) or repeal after the Effective Date of any Law; provided that (i) a change in any national, federal, state, provincial or any other income or franchise tax law shall not be a Change in Law pursuant to this Agreement and (ii) any such enactment, adoption, promulgation or modification (including a written change in interpretation by a Governmental Authority) of a Law that is published prior to the Effective Date but that becomes effective after the Effective Date shall not be in a Change in Law pursuant to this Agreement.

“Change Order” has the meaning specified in Section 4.

“Claims” means, collectively, all claims, demands, actions, suits or proceedings (judicial, governmental or otherwise) asserted, threatened or filed against a Person, and any fines, penalties, losses, liabilities, damages and expenses incurred by such Person as a result thereof, including reasonable attorneys’ fees and costs of investigation, litigation, settlement and judgment, and any contractual obligations of such Person to provide indemnity for any such claims, demands, actions, suits or proceedings, fines, penalties, losses, liabilities, damages and expenses to any other Person.

“Commencement Date” means the date that Owner delivers written notice to Operator to commence the performance of the Work.

“Compensation” means the amount to be paid to Operator by Owner, as determined pursuant to Exhibit E.

“Confidential Information” has the meaning specified in Section 18.3.

“CPI” means the “United States City Average All Items for All Urban Consumers (CPI-U, 1982-84=100)” published by the Bureau of Labor Statistics of the U.S. Department of Labor. If the publication of the Consumer Price Index of the U.S. Bureau of Labor Statistics is discontinued, comparable statistics on the purchasing power of the consumer dollar published by a responsible financial periodical reasonably agreed by Operator and Owner shall be used for making such computations.

“Effective Date” has the meaning specified in the Recitals.

“Emergency” means any event or circumstance which (a) requires prompt action, and (b) in the reasonable opinion of a prudent operator, could be expected to have an adverse effect on the plant, endanger the health or safety of any Person, or cause significant damage to property.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, environmental release or threatened environmental release of any hazardous substance or to health and safety matters, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq.; the Resource Conservation and Recovery Act, as the same may be amended from time to time, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. §§ 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. §§ 1801 et seq. and the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq.; and any state and local counterparts or equivalents, in each case as amended from time to time.

“EPC Agreement” means each of the (i) Engineering, Procurement and Construction Agreement dated as of September 20, 2010 between Sand Drag LLC and the EPC Contractor with respect to the Sand Drag Project, (ii) Engineering, Procurement and Construction Agreement dated as of September 20, 2010 between Sun City Project LLC and the EPC Contractor with respect to the Sun City Project and (iii) Engineering, Procurement and Construction Agreement dated as of November 5, 2010 between Avenal Park LLC and the EPC Contractor with respect to the Avenal Park Project, as each such agreement may be amended from time to time in accordance with its terms.

“EPC Contractor” means The Ryan Company, Inc., as the “Contractor” under each EPC Agreement, and its permitted assigns.

“Event of Default” means, with respect to Owner, an Owner Event of Default and with respect to Operator, an Operator Event of Default.

“Financing Agreement” means that certain Financing Agreement, dated as of September 22, 2010 by and among Owner, as the Borrower thereunder, Natixis, New York Branch, as a Joint Bookrunner, Joint Mandated Lead Arranger, the Syndication Agent and an LC Issuing Bank, Unicredit Bank AG, New York Branch, as a Joint Bookrunner, Joint Mandated Lead Arranger, the Collateral Agent for the Lenders, the Administrative Agent for the Lenders, and an LC Issuing Bank, Crédit Agricole Corporate and Investment Bank, as Co-Documentation Agent and a Joint Mandated Lead Arranger, Mizuho Corporate Bank, Ltd., as Co-Documentation Agent

and a Joint Mandated Lead Arranger, Sumitomo Mitsui Banking Corporation, as Co-Documentation Agent and a Joint Mandated Lead Arranger, Santander Investment Securities Inc., as Co-Documentation Agent and a Joint Mandated Lead Arranger, and the financial institutions listed on Annex 1 thereto or that later become a party thereto, as Lenders.

“Financing Party” means any lender and/or equity investor (including any trustee or agent on behalf of Person) providing development, bridge, construction, direct or indirect tax equity and/or permanent equity and/or debt financing or refinancing of, or any other extension of credit for, the development, construction, ownership, leasing, operation or maintenance (including working capital) of the Plant, whether that financing or refinancing takes the form of private debt or equity, public debt or equity or any other form, including the Financing Parties under the Financing Agreement.

“Force Majeure Event” means any event or circumstance preventing a Party from performing its obligations under this Agreement that (a) is not within the reasonable control of such Party, (b) is not the result of any negligence or fault of such Party, and (c) could not have been reasonably avoided or overcome with the exercise of due diligence by such Party, including an act of God, or the public enemy, war (whether declared or undeclared), other armed conflict, terrorism, civil disturbance, explosion, riot, sabotage, blockade, vandalism, strike or other labor dispute, epidemic, material shortage, fire, explosion, flood, earthquake, hurricanes, tornados, tsunamis, hail, volcanic activity, landslides, drought, storm, lightning and other natural catastrophe, Change in Law, breakdown of equipment (provided such breakdown is caused by an event or circumstance that would otherwise constitute a Force Majeure Event), failure of a contractor or subcontractor (provided such failure is caused by an event or circumstance that would otherwise constitute a Force Majeure Event), or transportation delay or stoppage; provided, however, that in no event shall a Force Majeure Event include (i) lack or unavailability of funds or (ii) any strike or other labor dispute affecting Operator’s personnel unless such strike or other labor dispute is national or regional in scope.

“Governmental Authority” means any federal, state, local, municipal or other governmental, regulatory, administrative, judicial, public or statutory instrumentality, court or governmental tribunal, agency, commission, authority, body or entity, or any political subdivision thereof, having legal jurisdiction over the matter or Person in question.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indemnified Party” has the meaning specified in Section 10.5.

“Indemnifying Party” has the meaning specified in Section 10.5.

“Initial Term” has the meaning specified in Section 2.1.

“Interconnection Agreement” means each “Interconnection Agreement” as defined in the EPC Agreement for each Project.

“Inverter Supplier” means Control Techniques-Americas, LLC, an Affiliate of Emerson Electric Co., as counterparty to the Inverter Warranty Agreement for each Project.

“Inverter Warranty Agreement” means each “Inverter Warranty Agreement” as defined in the EPC Agreement for each Project.

“Laws” means all laws, ordinances, statutes, rules, regulations, orders, Permits, and decrees of any Governmental Authority having jurisdiction over the Parties hereto, the Plant or any part thereof or the Parties’ obligations under this Agreement, as the same may be modified, amended or repealed from time to time, including Environmental Laws.

“Materials” means any and all material, equipment, and supplies, including consumable supplies, tools, spare parts and office supplies, necessary for the performance of the Work.

“Module Supplier” means Sharp Electronics Corporation, a New York corporation.

“MSA” means each Module Supply and Purchase Agreement dated as of September 8, 2010 by and between the Module Supplier and a Project Company relating to the supply of photovoltaic modules to each Project.

“MVA” has the meaning specified in Exhibit A.

“NRG” means NRG Solar PV LLC, a Delaware limited liability company.

“OEM Manuals” means each of the installation, maintenance and operating manuals relating to the Plant and the equipment forming a part of the Plant that has been provided to Operator by Owner, including those referenced in each Project Document as being applicable to the Plant or any part thereof, including the Operating Manual (as defined in each EPC Agreement), the SEC Installation Manual and the Site Module Installation Plan (as each is defined in each MSA) and the User Manual (as defined in each Inverter Warranty Agreement).

“Operator” has the meaning specified in the Preamble.

“Operator Event of Default” has the meaning specified in Section 16.1.

“Operator Indemnified Party” has the meaning specified in Section 10.4.

“Operator Representative” has the meaning specified in Section 6.4.

“Owner” has the meaning specified in the preamble.

“Owner Event of Default” has the meaning specified in Section 16.2.

“Owner Indemnified Party” has the meaning specified in Section 10.4.

“Owner Representative” has the meaning specified in Section 6.2.

“Party” or “Parties” means Operator, on the one hand, and Owner, on the other, and their respective successors and permitted assigns.

“Permit” means any valid waiver, consent, exemption, variance, certificate, franchise, permit, entitlement, authorization, plan, approval, license or similar order, judgment, declaration or decree of or from, or filing, submission or registration with, or notice to, any Governmental Authority having jurisdiction over the matter in question.

“Person” means an individual, corporation, partnership, limited liability company, trust, unincorporated association, joint venture, joint-stock company, Governmental Authority, or any other entity.

“Plant” has the meaning specified in the Recitals.

“Plant Personnel” means those employees of Operator or its subcontractors who are assigned to the Plant on a full time basis to perform the Work.

“PPA” means each “Power Purchase Agreement” as defined in the EPC Agreement for each Project.

“Project” means each of the Sun City Project, the Sand Drag Project and the Avenal Park Project.

“Project Administration Agreement” means that certain Project Administration Agreement between Owner and Eurus Avenal Affiliates LLC relating to certain administration activities to be performed by Eurus Avenal Affiliates LLC with respect to Owner and the Project Companies.

“Project Company” means each of Sun City Project LLC, Sand Drag LLC and Avenal Park LLC.

“Project Company Intellectual Property” has the meaning specified in Section 15.1.

“Project Documents” means each MSA, each EPC Agreement, each Inverter Warranty Agreement, each PPA, each Interconnection Agreement and each Real Property Agreement relating to a Project for which this Agreement shall be in effect; and such other agreements as Owner and Operator shall agree from time to time.

“Projects” means each of the Sun City Project, the Sand Drag Project and the Avenal Park Project.

“Prudent Operating Practices” means any of the practices, methods and acts engaged in or approved by a significant portion of the photovoltaic generation industry in the western United States during the relevant time period, that, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good electric power generation practices, reliability, safety, expedition and applicable Law, regulations, codes, standards and equipment manufacturer’s recommendations. Prudent Operating Practices is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to refer to a range of acceptable practices, methods and acts.

“Real Property Agreement” means each of the agreements constituting a part of the “Real Property Rights” set forth in the EPC Agreement for each Project.

“Renewal Term” has the meaning specified in Section 2.1.

“Requirements” has the meaning specified in Section 3.1.

“RMC” has the meaning specified in Exhibit B.

“Sand Drag Project” has the meaning specified in the Recitals.

“SCADA System” means the Plant’s remote control and monitoring system, including central computer and remote PC system.

“Services Providers” means each of (i) the Operator; (ii) the Module Supplier, the EPC Contractor and the Inverter Supplier with respect to the performance by any such party of any Warranty Work; and (iii) each independent third party hired by Owner, a Project Company or Operator on behalf of Owner or a Project Company in accordance with Section 5.1 of this Agreement, in each case to perform Additional Services for the Owner or a Project Company with respect to the Plant or a Project.

“Site Rules” means those reasonable rules, regulations and procedures related to the safe performance of the work and security of the site promulgated by Owner from time to time.

“Sun City Project” has the meaning specified in the Recitals.

“Term” means the Initial Term and any Renewal Terms.

“Termination Costs” means all reasonable costs incurred by Operator arising out of or relating to an early termination of this Agreement, including expenses related to cancellation, preservation or demobilization, the reassignment or severance of Plant Personnel.

“Warranty Work” means the work required to be undertaken by each of (i) the Module Supplier under the MSAs, (ii) the EPC Contractor under the EPC Agreements and (iii) the Inverter Supplier under the Inverter Warranty Agreements (to the extent such work is not then performed by EPC Contractor under the EPC Agreements), in each case with respect to the warranties and any servicing and maintenance undertakings relating to the Plant given by such Services Providers under such agreements.

“Work” has the meaning specified in Section 3.3.

1.2          Rules of Interpretation. The definitions of terms in this Agreement shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require,

any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “including” (and, with correlative meaning, “includes”) shall mean “including without limitation.” Unless the context otherwise requires, any references in this Agreement to any agreement, instrument or document shall be deemed to refer to such agreement, instrument or other document as from time to time amended, restated, supplemented, modified, renewed or extended; any references to any Laws shall be deemed to refer to such Laws as they may be amended from time to time after the Effective Date; any references to a Party shall be deemed to refer to such Party’s permitted successors and assigns; the words “herein,” “hereof”, “hereunder” and words of similar import shall be deemed to refer to this Agreement in its entirety and not to any particular provision hereof; and all references to Sections or Appendices shall be deemed to refer to Sections of or Appendices to this Agreement. This Agreement shall be construed without regard to the identity of the Person who drafted its various provisions, and each and every provision of this Agreement shall be construed as though the Parties participated equally in drafting it. Consequently, the Parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting Party shall not be applicable to this Agreement.

2.             TERM, EXPIRATION AND TERMINATION.

2.1          Initial Term; Renewal Terms. This Agreement shall be for an initial term of five (5) years commencing on the Commencement Date and ending on the fifth anniversary of the Commencement Date (the “Initial Term”). Upon expiration of the Initial Term, the term of this Agreement shall automatically be extended in one (1) year increments (each, a “Renewal Term”) unless either Party delivers written notice of termination to the other Party no later than one hundred and eighty (180) days prior to the expiration of the Initial Term or the applicable Renewal Term, as the case may be.

2.2          Early Termination by Either Party. This Agreement may be (a) terminated in whole or with respect to any Project by Owner upon thirty (30) days’ prior written notice to Operator in the event of the destruction, condemnation or other loss of all or substantially all of the Plant or of such Project, as the case may be, or (b) terminated by either Party upon thirty (30) days’ prior written notice to the other Party upon the occurrence and continuation of an Event of Default by the other Party. In the event of a termination pursuant to this Section 2.2 or Sections 2.3 or 2.4, subject to Section 2.5, Owner shall pay to Operator:

2.2.1       All Compensation earned through such date that has not been paid by Owner through the effective date of termination, including a pro-rata portion of the Compensation earned during the month in which the Agreement is terminated calculated through the effective date of termination; and

2.2.2       Other than in the case of a termination by Owner pursuant to Section 2.2(b) for an Operator Event of Default or Section 2.3(ii) or upon a termination by Operator pursuant to Section 2.4, the Operator’s Termination Costs.

2.3          Early Termination by Owner. In addition to its right to terminate this Agreement pursuant to Section 2.2, Owner may, in its sole discretion, terminate this Agreement (i) for its convenience in whole or with respect to any Project by providing Operator not less than three (3) months prior written notice of the effective date of such termination, (ii) upon not less than sixty

(60) days’ prior written notice if the Operator is no longer an Affiliate of Owner. Termination for Owner’s convenience pursuant to clause (ii) above, shall be effective on the date specified in the applicable written notice of termination delivered by Owner to Operator or, if earlier, the date upon which the Parties reasonably agree that Owner and Operator have completed all activities necessary to enable Owner to assume responsibility for operation and maintenance of the Plant, including transition to a replacement operator, if any, acceptable to Owner in its sole discretion. In the event this Agreement is terminated pursuant to this Section 2.3, subject to Section 2.5, Owner shall make the payments set forth in Section 2.2.

2.4          Early Termination by Operator. In addition to its right to terminate this Agreement pursuant to Section 2.2, Operator may, in its sole discretion, terminate this Agreement for its convenience if Operator is no longer an Affiliate of Owner. Termination for Operator’s convenience shall be effective on the earlier of (i) one (1) year after written notice of such termination is received by Owner, or (ii) the date upon which the Parties reasonably agree that Owner and Operator have completed all activities necessary to enable Owner to assume responsibility for operation and maintenance of the Plant, including transition to a replacement operator, if any, acceptable to Owner in its sole discretion. In the event this Agreement is terminated pursuant to this Section 2.4, Owner shall make the payments set forth in Section 2.2.

2.5          Rights and Duties Upon Termination.

2.5.1       On the effective date of expiration or termination of this Agreement pursuant to this Section 2, Owner shall assume and become responsible for the operation and maintenance of the Plant or, in the case of a partial termination, the portion of the Plant for which the termination shall be effective, including entering into new contracts with third parties for the provision of goods and services. If the Plant (or any Project for which this Agreement shall be terminated) is to continue in operation, Owner and Operator shall cooperate with each other and with any new operator to effect an orderly transition, including (a) if permitted by the terms of the applicable contract or by the contractual counterparty, the assignment to Owner or its designee of all contracts relating to the Plant or affected Project entered into by Operator, (b) to the extent assignable, transfer to Owner or its designee all Permits required by a Governmental Authority to be held in Operator’s name as a proxy for the Owner relating to the Plant or affected Project. Operator shall provide, and Owner shall, without duplication of any Operator’s Termination Costs (which shall be payable solely pursuant to Section 2.2), pay or reimburse Operator for the reasonable costs of providing, all transition-related services requested by Owner, including any training and instruction of the new operator’s personnel.

2.5.2       In the event of any partial termination of this Agreement with respect to one or more Projects, Operator shall notify Owner of whether Operator’s expenses in performing the Work with respect to the remaining Project(s) have been or may be reduced as a result of the reduction in the capacity of the Plant. The Parties shall meet to discuss in good faith the impact of the reduction in the capacity of the Plant on Operator’s expenses in performing the Work and whether a reduction to the Compensation is warranted. Upon the Parties mutual agreement upon any reduction to the Compensation that should be made as a result of cost savings realized by Operator as a result of the reduced capacity of the Plant, Owner and Operator shall enter into a Change Order pursuant to Section 4.

2.6          Final Settlement. Within three (3) months after the effective date of expiration or termination of this Agreement, Operator shall provide to Owner a settlement statement which reconciles all payments received from Owner with fees and expenses compensable to Operator in accordance with this Agreement. Owner shall pay the undisputed amount owed to Operator as shown on the settlement statement within fifteen (15) days of receipt of the settlement statement, and such amount shall be subject to audit in accordance with Section 14. The Parties shall use reasonable commercial efforts to complete the audit and reach mutual agreement on all matters related to the settlement statement within three (3) months after it is presented to Owner.

3.             SCOPE OF WORK.

3.1          Standard of Performance. During the Term, Operator shall perform the Work in accordance with the OEM Manuals, Annual Maintenance Plan, Prudent Operating Practices, applicable Law, all applicable Permits, the Project Documents, the Site Rules and the other requirements of this Agreement (the “Requirements”). If there are any conflicts between or among the standards of performance derived from the Requirements, Operator shall promptly notify Owner of the conflict and the Parties shall cooperate and negotiate in good faith such modifications to this Agreement as are necessary to resolve the conflict. Operator shall perform the Work in a manner that is reasonably intended to minimize downtime of the Plant or other impacts to the performance and operation of the Plant. Operator acknowledges that in the performance of the Work hereunder, the Operator shall be subject to the supervision of the Administrator, acting on behalf of Owner, until Owner shall have notified Operator in writing that the Project Administration Agreement with Administrator is no longer in effect, and that notices to the Owner Representative required hereunder with respect to the performance of the Work shall be delivered to the representative of the Administrator notified in writing to Operator. Operator shall cooperate with the EPC Contractor in connection with the turn-over of each Project to the Owner under the terms of the EPC Agreements.

3.2          Management of Employees and Services Providers. The exclusive management, direction and control of Plant Personnel and any other employees of Operator shall always reside in Operator. Operator shall be responsible for providing the on-site management of Owner’s Services Providers (other than Operator) during their performance of Additional Services and the Warranty Work; provided that Owner may at any time notify in writing the Operator that the Owner has elected to provide the on-site management of a Services Provider, whereupon the Operator shall be relieved from the obligations of such management for the duration of the Owner’s performance thereof. Notwithstanding the foregoing, Operator shall not be responsible for any Services Provider’s failure or breach in the performance of its obligations to Owner. If Operator believes a Services Provider has failed to perform its obligations to Owner in accordance with the requirements of its agreement with Owner, Operator shall provide written notice of the same to Owner and Owner shall have responsibility for pursuing claims against such Services Provider. Operator shall assist Owner in connection with Owner’s pursuit of any remedies that it may have against any Services Provider. Operator shall complete the Work according to Operator’s own means and methods, which shall be in the exclusive charge and control of Operator and which shall not be subject to the control and supervision of Owner, except as to the results of the Work; provided that Operator shall, in coordination with Owner, schedule all power outages and maintenance shutdowns to reasonably minimize revenue loss.

3.3          Specific Duties of Operator.

3.3.1       Operator shall perform the work and services set forth in Exhibit B as Operator’s responsibility with respect to the operation and maintenance of the Plant (collectively, the “Work”).

3.3.2       Operator shall obtain the Owner’s permission before engaging in activities with respect to the Plant that are not either within the scope of this Agreement or the result of an Emergency, including scheduling non-emergency interruptions in the delivery of electricity that are not within the scope of this Agreement. Operator shall not in any case undertake any of the following actions, without the prior written approval of Owner and, in the case of clauses (a), (b), (c), (f), (g) and (h), the applicable Project Company:

(a)                                 cause the creation or assumption by Owner or any Project Company of any indebtedness for borrowed money, or cause any mortgage, lien, security interest or encumbrance on any assets or properties of the Plant;

(b)                                 cause Owner or any Project Company to act as surety, grant guaranties or incur similar liabilities on behalf of third parties, directly or indirectly, whether for borrowed money or otherwise;

(c)                                  cause the conveyance, sale or other disposition of any part of the Plant;

(d)                                 subcontract the Work;

(e)                                  engage any third party in connection with Additional Services except as contemplated by, and in accordance with, Section 5.1 and Exhibit B;

(f)                                   waive any of the rights of Owner or any Project Company under, or terminate or amend, any Project Document;

(g)                                  make any modifications to the Plant that adversely impact the capacity or generation characteristics of the Plant; or

(h)                                 cause the sale of electric energy from the Plant, other than as may be directed by the applicable Project Company, it being understood that the price, terms and availability of electricity for sale from a Project shall at all times remain within the discretion of the applicable Project Company.

3.4          Emergency. In the event of any Emergency, Operator shall perform the following (and shall be entitled to reimbursement for all reasonable costs, expenses and obligations incurred in connection therewith):

3.4.1       Operator shall take immediate and diligent action in light of the nature of the condition requiring such unscheduled repair in accordance with applicable Laws and Prudent Operating Practice to attempt to prevent such threatened damage, injury or loss and, as necessary, mitigate to the greatest extent reasonably practicable such damage, injury or loss;

3.4.2       Operator shall notify all third parties, including fire departments, government agencies, and national response centers, as required by Law; and

3.4.3       Operator shall notify the Owner Representative and Administrator of any emergency, by telephone, facsimile or electronic mail, as soon as practicable following the occurrence of such Emergency given the circumstances, which notice shall include detail with respect to any action being taken or instigated by Operator in response thereto.

3.5          Notification to Owner. Upon obtaining knowledge thereof, Operator shall promptly deliver notice of each of the following to the Owner Representative and Administrator:

3.5.1       Any pending or threatened litigation, claim, dispute, action, investigation or proceeding by any Person concerning the Plant or the Work;

3.5.2       Any refusal or threatened refusal to grant, renew, or extend any existing Permit, or any pending or threatened litigation, claim, dispute, action or proceeding that might adversely affect the granting, renewal or extension of any relevant Permit;

3.5.3       Any outage (i) for more than four (4) hours of more than twenty-five percent (25%) of the operating capacity of the Plant (other than as required to perform scheduled or routine maintenance) or (ii) for more than five (5) consecutive days of more than forty percent (40%) of the operating capacity of any individual Project, or any disconnect from service of any individual Project;

3.5.4       Any incidents at the Plant resulting in death, lost time injury or serious injury to any individual, with written notice to follow within twenty-four (24) hours;

3.5.5       Any discovery of any existing or concealed Hazardous Materials at the Plant, or the discovery of any Hazardous Materials that were brought to the Plant during the Term of this Agreement, with written notice to follow within twenty-four (24) hours; and

3.5.6       Any other event or circumstance that reasonably could be expected to adversely impact the operation of the Plant in any material manner including labor disputes, material violation of any Laws or Permits, or material damage to any of the major pieces of equipment comprising the Plant.

3.6          Safety. Operator shall take reasonable safety and other precautions consistent with Prudent Operating Practices to protect persons and property from damage, injury or illness arising out of the performance of the Work. Operator shall prepare for Owner’s review a safety manual that shall incorporate the following elements: (i) identification of the Person(s)

responsible to implement and enforce the safety program; (ii) identification of safety hazards and correction procedures; (iii) requirements for safety meetings and safety training procedures; (iv) procedures for documenting safety infractions; and (v) general safety regulations and procedures. Operator shall maintain in form and content reasonably acceptable to Owner statistics regarding jobsite accidents, injuries and illnesses at the Plant as required by Law, which shall be available for inspection by and submitted to Owner upon its written request.

4.             CHANGE ORDERS. If Owner and Operator agree that Operator’s scope of responsibilities under this Agreement shall be or has been increased or, consistent with Prudent Operating Practices, decreased, or if it appears to either Party that a change is required to the Annual Maintenance Plan to conform the Annual Maintenance Plan to actual circumstances or events, Owner and Operator shall agree upon such amendments to this Agreement, or the Annual Maintenance Plan, as the case may be. Such amendments shall be reflected in a document executed by both Owner and Operator (a “Change Order”). Without limiting the generality of the foregoing, if Owner and Operator agree that Operator’s costs of performing the Work are materially increased or decreased as a result of any Change in Law or any change to any agreement, instrument or document referred to herein relating to the Plant, in each case occurring after the date hereof and affecting the scope of Operator’s responsibilities under this Agreement, then Owner and Operator shall agree upon an equitable adjustment to Operator’s Compensation whereby, as applicable, either (i) Operator shall be entitled, upon submission of proper invoices and supporting documentation, to be reimbursed for such increased costs or (ii) the Compensation shall be reduced by the amount of such decreased costs, which adjustment shall, in each case, be reflected in a written Change Order. If any such change in scope is initiated by Operator, Operator shall notify Owner of its estimate of the increased or decreased costs caused by such change in scope at or prior to the time the relevant Change Order is submitted to Owner for approval.

5.             ADDITIONAL SERVICES.

5.1          Operator’s Authority. Operator shall have the authority to enter into purchase orders on behalf of Owner or a Project Company in a form approved by Owner, as the agent of Owner or such Project Company, in order to obtain the performance of Additional Services for the Plant from independent third parties; provided that such purchase order is not expected to be in excess of $10,000 and that the amount of such purchase order will not exceed the budgeted amount for such Additional Service set forth in the Annual Maintenance Plan by more than $2,000. If a purchase order would result in expenditures in excess of $10,000 or cause the budgeted amount for such Additional Services to exceed the amount set forth in the Annual Maintenance Plan by more than $2,000 or if the Additional Service requires an agreement in a form substantially different from the form of purchase order approved by Owner, Operator shall not enter into such purchase order without Owner’s prior written consent. Owner shall pay, or shall cause the applicable Project Company to pay, the contractor performing under any such purchase order directly, and Operator shall have no liability or responsibility to pay any such contractor out of its own funds. Notwithstanding the foregoing, during an Emergency, Operator is authorized to make such expenditures and take such other actions, whether budgeted or not, as Operator shall reasonably determine to be necessary in order to comply with this Agreement, applicable Permits, Laws or to otherwise protect the Plant, individuals or other property and to maintain the Plant in a safe condition consistent with Prudent Operating Practices. If any such unbudgeted costs and expenditures are incurred, Operator shall promptly notify Owner of such action, specifying the particulars of the events giving rise to such costs and expenditures, and shall promptly submit a revision to the Annual Maintenance Plan to encompass the costs and expenditures incurred, as well as those expected to be incurred, as a result of such Emergency or other unexpected event, and such costs and expenditures shall be paid directly by Owner or the applicable Project Company or reimbursed to Operator if incurred directly by Operator.

5.2          Parts. Materials, equipment and parts procured by Operator on Owner’s behalf shall be inspected and tested by Operator in accordance with Prudent Operating Practices and any obvious defects shall be noted and handled appropriately.

6.             COOPERATION.

6.1          General. During the term of this Agreement, each Party shall provide such reasonable assistance and cooperation as the other Party may request in connection with the performance of their respective duties and obligations under this Agreement.

6.2          Owner Representative. From time to time during the Term, Owner shall designate, by written notice signed by an executive officer of Owner delivered to Operator, an individual and an alternate (to act in the absence of such representative) (each, an “Owner Representative”) with authority to act for Owner in all matters pertaining to this Agreement and the Plant, to receive notices and communications from Operator with respect to this Agreement and the Plant, and to deliver to Operator, on behalf of Owner, notices, communications, decisions and approvals with respect to this Agreement and the Plant. The name of the Owner Representative (including the alternate) as of the date hereof are attached hereto as Exhibit G. In the event that Owner replaces an Owner Representative (or such alternate), Owner shall promptly notify Operator and Operator shall prepare and distribute a new Exhibit G reflecting such changes.

6.3          Actions by Owner. The manner of making any decision or giving any approval by Owner shall be determined by Owner for itself, but any communication received by Operator from a Person designated by Owner as its Owner Representative (unless such designation shall have been previously revoked) may be conclusively relied upon by Operator as having been authorized by Owner.

6.4          Operator Representative. From time to time during the Term, Operator shall designate, by written notice signed by an executive officer of Operator delivered to Owner an individual and an alternate (to act in the absence of such representative) (each, an “Operator Representative”) with authority to act for Operator in all matters pertaining to this Agreement and the Plant, to receive notices and communications from Owner with respect to this Agreement and the Plant, and to deliver to Owner, on behalf of Operator, notices, communications, decisions and approvals with respect to this Agreement and the Plant. The name of the Operator Representative (including the alternate) as of the date hereof are attached hereto as Exhibit G. In the event that Operator replaces an Operator Representative (or such alternate), Operator shall promptly notify Owner and Operator shall prepare and distribute a new Exhibit G reflecting such changes.

6.5          Actions by Operator. The manner of making any decision or giving any approval by Operator shall be determined by Operator for itself, but any communication received by Owner from a Person designated by Operator as its Operator Representative (unless such designation shall have been previously revoked) may be conclusively relied upon by Owner as having been authorized by Operator.

6.6          Access to Information; Special Assistance. Operator shall provide Owner access to all documents, data, logs, reports, information and records that relate to operation and maintenance of the Plant and the performance by Operator of its obligations hereunder; provided, however, that Operator shall not be required to provide any privileged or proprietary information, personnel information, or other information that does not relate to the Plant or the Work and otherwise is not required to operate and maintain the Plant in accordance with Prudent Operating Practices. At the request of Owner from time to time, Operator shall provide Owner with such data and assistance as may be reasonably requested by Owner to enable Owner to discharge satisfactorily its responsibilities as Owner of the Plant, including its responsibilities to its Financing Parties, security holders, regulatory authorities and others, including by making the Operator’s personnel available for consultation.

7.             OWNER’S RESPONSIBILITIES.

7.1          Responsibilities of Owner. Owner shall be responsible for the following:

(a)                                 Providing Operator and its subcontractors with access to and within the Plant at all times and without prior notice as reasonably necessary for Operator to perform the Work;

(b)                                 If Owner brings third parties onto the Plant site, Owner shall give Operator at least two (2) Business Days’ prior written notice of such third party visit, and Owner shall comply, and be responsible for each third party’s compliance, with the safety requirements of the Plant site and any operating or other procedures or protocols related to the Plant.

(c)                                  Power sales, including all communications, contracting, bidding, scheduling and accounting in connection therewith;

(d)                                 Providing facilities for Operator’s Plant Personnel and any Services Providers’ personnel, including adequate storage, work areas and restrooms;

(e)                                  Obtaining all Permits or licenses required by a Governmental Authority to be in Owner’s name which are necessary to enable Operator or its subcontractors to operate and maintain the Plant;

(f)                                   Water supply, telephone service, public address system, local data network, in—plant radio system, water and waste disposal (other than Hazardous Materials) and all other utilities as deemed desirable by mutual agreement of Owner and Operator for the execution of the Work; and

(g)          Paying all amounts owed to third party Services Providers in connection with their provision of Additional Services, including any such contracts signed on Owner’s behalf pursuant to Section 5.1.

8.             COMPENSATION AND PAYMENTS.

8.1          Compensation. During the term of this Agreement, Owner shall pay to Operator in twelve (12) equal monthly installments, as compensation for performance of its duties and obligations hereunder, the Compensation determined and payable pursuant to Exhibit E.

8.2          Invoices. At the end of each month during the Term, Operator shall invoice Owner for the Compensation owed for such month; provided that with respect to any partial month during the Term, such payment shall be made pro rata based on the number of days in such month. At Owner’s request, Operator shall allocate such Compensation among the Projects pro rata based on the MW capacity of each Project. Owner shall pay, or cause each Project Company to pay its share of, Contractor’s invoice within fifteen (15) days after its receipt of such invoice.

8.3          Interest on Delinquent Funds. Any delinquent payment under this Agreement shall bear interest, from the date due until paid, at a rate per annum equal to the prime rate from time to time published in The Wall Street Journal (or such successor publication as shall be agreed by Owner and Operator) as the prime lending rate or “prime rate”, plus one percent (1%), but not in excess of the maximum lawful rate of interest permitted by any applicable Laws. Each change in the interest rate payable on delinquent payments hereunder shall become effective on the date of each such change in the prime rate. The payment of any such interest shall not excuse or cure any delinquent payment due to either Party under this Agreement.

8.4          No Waiver. No payment by Owner shall prejudice or constitute a waiver of its right, within the time frame set forth in Section 14, to audit or make a Claim in respect of the correctness of any billing submitted by Operator.

9.             COMPLIANCE WITH LAWS AND PERMITS.

9.1          Requirements of Law Generally. Operator shall comply with all Laws applicable to Operator’s performance of the Work. Owner shall comply with all Laws applicable to its obligations hereunder and otherwise applicable to the ownership by the Project Companies of the Plant.

9.2          Environmental Compliance. Operator shall be responsible for the on—site management of all Hazardous Materials generated by or used in the operation or maintenance of the Plant. Each Project Company shall be identified to any Governmental Authority as the party responsible for the generation, treatment, storage and disposal of all hazardous or toxic wastes (including waste Hazardous Materials) generated by or used in the operation or maintenance of the portion of the Plant relating to the Project owned by such Project Company (and, therefore, such Project Company shall be designated as the “generator” on all manifests relating to all such hazardous or toxic wastes). Operator shall use commercially reasonable and diligent efforts to prevent the release of any Hazardous Materials into the air, soil, surface water or groundwater at the Plant (other than as permitted by applicable Environmental Laws), but Operator shall not be responsible for any Hazardous Materials introduced into the air, soil, surface water or groundwater at or from the Plant, unless such introduction or release of Hazardous Materials was caused by Operator’s willful action, negligence or a breach by Operator of its obligations hereunder. Owner shall indemnify, defend, and hold harmless Operator, its Affiliates and all of their respective officers, directors, employees and representatives (other than the Owner) from and against any Claims (i) arising out of or related to the performance of Operator’s obligations under this Section 9.2 or its procurement and management of Additional Services contracted pursuant to Section C(1)(vii) of Exhibit B or (ii) directly or indirectly related to or arising out of the actual or alleged existence, generation, use, collection, treatment, storage, transportation, recovery, removal, discharge or disposal of Hazardous Material at the Plant, except with respect to any such Claims arising from the willful misconduct, negligence or a breach by Operator of its obligations hereunder. Operator shall indemnify, defend and hold harmless Owner, each Project Company and their respective Affiliates and all of their respective officers, directors, employees and representatives (including the Administrator, but excluding the Operator) from and against any Claims (i) arising out of or related to the performance of Operator’s obligations under this Section 9.2 or its procurement and management of Additional Services contracted pursuant to Section C(1)(vii) of Exhibit B or (ii) directly or indirectly related to or arising out of the actual or alleged existence, generation, use, collection, treatment, storage, transportation, recovery, removal, discharge or disposal of Hazardous Material at the Plant, in each case, to the extent such Claims arise from the willful misconduct, negligence or a breach by Operator of its obligations hereunder.

9.3          Compliance with Permits. Operator shall comply with all Permits, and the terms and conditions thereof, applicable to the Plant (whether such Permits are issued in the name of Operator or Owner).

10.          INDEMNIFICATION AND LIMITATION OF DAMAGES.

10.1        Basis of Compensation. Operator is willing to perform Work for Owner and the Project Companies under this Agreement only if Operator has no exposure to loss, risk or liability other than as set forth in Section 9.2, this Section 10 and Section 11. Notwithstanding any other provision of this Agreement, Operator’s total liability to Owner and its Affiliates for any reason whatsoever shall be strictly limited in accordance with Section 10.3.

10.2        Disclaimers. Operator agrees to perform the Work under this Agreement in accordance with the standards and requirements set forth in Section 3 and otherwise in accordance with the terms of this Agreement. Operator’s liability for failure to comply with such standards and requirements shall be limited as set forth in Section 9.2, this Section 10 and Section 11. Operator makes no other guarantees or warranties of any kind in connection with the performance of the Work. OPERATOR EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES OF ANY NATURE WHATSOEVER, WHETHER STATUTORY, ORAL, WRITTEN, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED CONDITIONS OR WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Except to the extent expressly provided otherwise in this Section 10 (but subject to Section 10.3 hereof) and Owner’s right to terminate this Agreement under Section 2.2, Operator shall have no liability under this Agreement for any failure, breach or default of its obligations.

10.3                        Total Limitation of Operator’s Liability. The maximum aggregate liability of Operator for any action taken or omitted to be taken by Operator or its employees which arises out of or relates to the Work performed under this Agreement, or any action taken or omitted to be taken by Operator or its employees in connection with this Agreement shall not exceed an amount, at any time, in excess of the aggregate amount of Compensation paid (or then payable) to Operator as of such time; provided, however, the foregoing limitation on liability shall not apply to (i) damage to Owner caused by the gross negligence or willful misconduct of Operator with respect to the subject matter of this Agreement, (ii) amounts owed to third parties for which Operator is obligated to indemnify an Owner Indemnified Party under this Agreement, but only to the extent any such amount is contemplated to be covered by insurance required to be obtained by Operator pursuant to Section 12 hereof, and does not exceed the amount of insurance required to be obtained thereby, or (iii) any amounts recoverable by Operator as an insurance payment.

10.4                        Indemnifications.

10.4.1 Operator shall defend and indemnify and hold harmless Owner, each Project Company and their respective shareholders, members, directors, managers, officers and employees (each, an “Owner Indemnified Party”) from and against any and all Claims asserted by or against such Owner Indemnified Party (i) in respect of any taxes imposed on or attributable to the income or property of the Operator, (ii) in respect of liens or encumbrances arising by, through or under Operator in violation of Section 15.2, (iii) in respect of the employer/employee-related responsibilities with respect to any Plant Personnel, including specifically payroll taxes, workers’ compensation claims, any withholdings required by Law, and health and welfare benefits, including COBRA benefits, (iv) relating to the injury or death of any person, including employees of Operator, (v) resulting from loss or damage to property or (vi) relating to the failure of Operator to comply with the terms of this Agreement; provided, however, in the case of clauses (iv), (v) and (vi) only to the extent the Claim results from the willful misconduct, negligence or a breach by Operator of its obligations hereunder.

10.4.2 Owner shall defend and indemnify and hold harmless Operator and its shareholders, members, directors, managers, officers and employees (each, an “Operator Indemnified Party”) from and against any and all Claims asserted by or against such Operator Indemnified Party, including Claims in favor of any Project Company’s electric customers (or any Person claiming by, through or under any Project Company’s electric customers), (i) in respect of any taxes imposed on or attributable to the income or property of the Owner or any Project Company, (ii) relating to the injury or death of any person, including employees of Owner or any Project Company, (iii) resulting from loss or damage to property, (iv) relating to the failure of Owner to comply with the terms of this Agreement or (v) arising out of or related to Operator’s performance of the Work, except, in the case of clauses (ii), (iii), and (v), to the extent resulting from the willful misconduct, negligence or a breach by Operator of its obligations hereunder.

10.4.3 For the avoidance of doubt, no claim or liability for indemnification for environmental claims or any nature shall be made or incurred under this Section 10.4, and such claim or liability shall only be made or incurred pursuant to Section 9.2.

10.5                        Indemnification Procedure. When required to indemnify an indemnified Party (the “Indemnified Party”) in accordance with Section 9.2 or this Section 10, the Operator or the Owner, as applicable (in such capacity, the “Indemnifying Party”) shall assume on behalf of such Indemnified Party and conduct with due diligence and in good faith the defense of any Claim against such Indemnified Party and shall bear the expense thereof, whether or not the Indemnifying Party shall be joined therein, and the Indemnified Party shall cooperate with the Indemnifying Party in such defense. The Indemnifying Party shall have charge and direction of the defense and settlement of such Claim, provided, however, that without relieving the Indemnifying Party of its obligations hereunder or impairing the Indemnifying Party’s right to control the defense or settlement thereof, the Indemnified Party may elect to participate through separate counsel in the defense of any such Claim, but the fees and expenses of such counsel by such Indemnified Party shall be at the expense of such Indemnified Party unless (a) the employment of counsel by such Indemnified Party has been authorized in writing by the Indemnifying Party, (b) the Indemnified Party shall have reasonably concluded that there exists a material conflict of interest between the Indemnifying Party and such Indemnified Party in the conduct of the defense of such Claim (in which case the Indemnifying Party shall not have the right to control the defense or settlement of such Claim on behalf of such Indemnified Party) or (c) the Indemnifying Party shall not have employed counsel reasonably acceptable to the Indemnified Party to assume the defense of such Claim within a reasonable time after notice of the commencement thereof. In each of such cases set forth in the second sentence of this paragraph, the reasonable fees and expenses of counsel shall be at the expense of the Indemnifying Party except where the Indemnifying Party is ultimately deemed not to have been required to provide the indemnity sought by the Indemnified Party.

10.6                        Exculpation. OWNER ACKNOWLEDGES TO OPERATOR THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN SECTIONS 9.2, 10.3, 10.4 AND 10.5, THE PROVISIONS OF THIS SECTION 10 WHICH RELEASE OPERATOR FROM LIABILITY OR PROVIDE FOR THE INDEMNIFICATION OF OPERATOR BY OWNER ARE INTENDED BY OWNER, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TO RELEASE AND SAVE AND HOLD HARMLESS OPERATOR FROM ANY STRICT LIABILITY ARISING OUT OF OR RELATING TO THE FURNISHING OF SERVICES OR WORK UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY ACTION TAKEN OR OMITTED TO BE TAKEN BY OPERATOR OR ITS EMPLOYEES IN CONNECTION WITH THIS AGREEMENT.

10.7                        Availability of Insurance. Notwithstanding anything to the contrary in Section 9.2 or this Section 10, the obligation of either Party to indemnify any other party for any Claims will be reduced to the extent of any insurance proceeds received by the Indemnified Party with respect to the indemnified Claims.

10.8                        Survival. Notwithstanding any other provision of this Agreement, the provisions of Section 9.2, this Section 10 and Section 11 are intended to and shall survive the termination of this Agreement so as to cover all Claims instituted within the period set forth in the applicable statute of limitations.

11.                               CONSEQUENTIAL DAMAGES; DISCLAIMER. Neither Party (nor its officers, member, directors or employees) shall be liable to the other Party for any punitive, incidental,

indirect, special or consequential loss or damage, including loss of revenues, income or profits, cost of capital, loss of goodwill or reputation connected with or resulting from performance or non-performance of any obligations under this Agreement. The Parties further agree that this waiver and disclaimer of liability shall apply at all times, whether in contract, equity, tort or otherwise, regardless of the fault, negligence (in whole or in part), strict liability, breach of contract or breach of warranty of the Party whose liabilities are so limited.

12.                              INSURANCE. Operator and Contractor shall each maintain the types and amounts of insurance coverages described in Exhibit C and shall otherwise comply with the terms and conditions set forth in Exhibit C.

13.                               FORCE MAJEURE. If Operator is delayed, limited or unable to perform its obligations under this Agreement due to a Force Majeure Event, Operator shall promptly notify Owner of the occurrence of such Force Majeure Event. Operator shall be relieved from its obligations under this Agreement, when and to the extent Operator’s inability or failure to perform its obligations is caused by a Force Majeure Event, provided that the relief from performance is of no greater scope and of no longer duration than is required by such Force Majeure Event. Operator shall use all reasonable efforts to remedy its inability or failure to perform as a result of such Force Majeure Event and to mitigate the consequences of any such Force Majeure Event. Operator shall advise Owner of its effort to remedy its inability to perform caused by, and to mitigate the consequences of, any such Force Majeure Event, and shall promptly notify Owner Representative and Administrator when it will be able to resume performance of its obligations under this Agreement.

14.                               BOOKS AND RECORDS. Operator shall maintain on a current basis proper, accurate, detailed and complete books, records and accounts relating to the operation and maintenance of the Plant and the performance of the Work (collectively referred to as “Books and Records”), including all operating data and operating logs maintained pursuant to Section 3.3, which Books and Records shall remain the property of Owner. Operator shall ensure that such Books and Records are kept in a manner that enables them to be separated from Operator’s own corporate books and records of account. Throughout the Term, Owner shall have the right, upon three (3) Business Days’ prior written notice and during normal business hours, to inspect and review the Books and Records in the possession of Operator. Upon the expiration of the Term or the early termination of this Agreement, Operator shall transfer the possession of all Books and Records held by it to Owner.

15.                               TITLE; LIENS.

15.1                        Project Company Intellectual Property. The Operator hereby acknowledges and agrees that each Project Company shall hold free and clear title to all specialized equipment, tools, spare parts, Materials, reports, records, books, plans, designs, papers or print outs, or other information used by Operator exclusively in connection with the performance of the Work under this Agreement with respect to the Project held by such Project Company, including without limitation those which the Operator has generated or received (including from Service Providers) in the course of performing its duties hereunder, but excluding any Operator owned software or other intellectual property developed by Operator outside of the Work provided under this Agreement, and personnel records of Operator (collectively, the “Project Company Intellectual

Property”). Owner hereby agrees to cause each Project Company to grant to Operator a license to use the Project Company Intellectual Property in the performance of the Work under this Agreement. Such license shall automatically expire immediately upon the termination or expiration of this Agreement.

15.2                        Title to Project Company Intellectual Property and Materials. Title to any Materials and the license to use any Project Company Intellectual Property shall pass or be granted, as the case may be, directly from the provider or supplier thereof to Owner when purchased or acquired and shall be free and clear of all liens and encumbrances created or imposed by, through or under Operator. Operator shall keep and maintain the Plant free and clear of all liens and encumbrances resulting by, through or under Operator, other than liens and encumbrances which are being diligently contested in good faith and by appropriate proceedings; provided that Operator shall pay or discharge of record any such contested lien or encumbrance within such period of time so as to avoid a default by Owner or any Project Company under any applicable financing agreement (including the Financing Agreement and related documents) or Project Document, including by recording a bond to the extent permitted by and in accordance with applicable Law. Upon the failure of Operator to promptly discharge or cause to be released any such lien or encumbrance subject to this Section 15.2, Owner (or the applicable Project Company) may, but shall not be obligated to, pay, discharge or obtain a surety bond for such lien or encumbrance and, upon such payment, discharge or posting of surety bond therefore, shall be entitled to immediately recover from Operator the amount thereof together with all expenses incurred by Owner (or such Project Company) in connection with such payment, discharge or posting, or set off all such amounts against any Compensation owed by Owner to Operator. Notwithstanding the foregoing, Operator shall not be responsible for preventing liens and encumbrances that result from Owner’s failure to timely pay amounts owing to Operator under this Agreement.

16.                               EVENTS OF DEFAULT.

16.1                        Operator Defaults. The occurrence of any one or more of the following events shall constitute an event of default by Operator hereunder (an “Operator Event of Default”):

16.1.1 Operator fails to pay to Owner any payment required under this Agreement that is not in dispute, and such failure continues for thirty (30) days after receipt of written notice of such failure;

16.1.2 Except as otherwise expressly addressed in this Section 16.1, Operator is in material breach of its obligations under this Agreement and such material breach continues uncured for thirty (30) days after receipt of written notice from Owner;

16.1.3 Operator voluntarily commences or acquiesces to bankruptcy, insolvency, reorganization, stay, moratorium or similar debtor-relief proceedings, or shall have become insolvent or generally does not pay its debts as they become due, or admits in writing its inability to pay its debts, or makes an assignment for the benefit of creditors; or

16.1.4 Insolvency, receivership, reorganization, bankruptcy, or similar proceedings shall have been commenced against Operator and such proceedings remain undismissed or unstayed for a period of sixty (60) days.

16.2                        Owner Defaults. The occurrence of any one or more of the following events shall constitute an event of default by Owner hereunder (an “Owner Event of Default”):

16.2.1 Owner fails to pay to Operator any payment required under this Agreement that is not in dispute, and such failure continues for thirty (30) days after receipt of written notice of such failure;

16.2.2 Except as otherwise expressly addressed in this Section 16.2, Owner is in material breach of its obligations under this Agreement and such material breach continues uncured for thirty (30) days after receipt of written notice from Operator;

16.2.3 Owner voluntarily commences or acquiesces to bankruptcy, insolvency, reorganization, stay, moratorium or similar debtor-relief proceedings, or shall have become insolvent or generally does not pay its debts as they become due, or admits in writing its inability to pay its debts, or makes an assignment for the benefit of creditors; or

16.2.4 Insolvency, receivership, reorganization, bankruptcy, or a similar proceeding shall have been commenced against Owner and such proceeding remains undismissed or unstayed for a period of sixty (60) days.

16.3                        Financing Party Cure Rights. Operator’s right to exercise the option to terminate this Agreement pursuant to Section 2.2 is subject to Operator first delivering to the Financing Parties, simultaneously with delivery thereof to Owner, written notice of Owner’s failure to cure the default and Operator’s intent to terminate as a result thereof. Each Financing Party shall have the option to cure such Owner Event of Default within thirty (30) days after the cure period otherwise provided in Section 16.2 or such additional period as may reasonably be required or to cause the Financing Parties’ designee to assume this Agreement but in no event to exceed ninety (90) days; provided, however, that the Owner Event of Default described in Section 16.2.1 shall only be curable within thirty (30) days from the receipt by the Financing Parties of such notice to cure such payment default. In any such case, Operator’s right to terminate this Agreement shall be of no further force and effect upon the cure by the Financing Parties of such default. If the Financing Parties desire to cause their designee to assume all rights and obligations of this Agreement, they shall provide written notice to that effect within the cure period permitted by this Section 16.3.

16.4                        Event of Default Remedies. Without limiting the provisions of Sections 9.2, 10 and 11, the sole and exclusive remedy of each Party upon the occurrence and continuation of an Event of Default by the other Party is the termination of this Agreement and payment of the amounts required to be paid under and in accordance with Section 2.2 and, if applicable, such Sections 9.2, 10 and 11.

17.                               ASSIGNMENT.

17.1                        Assignment. This Agreement shall be binding upon and shall inure to the benefit of the successors and permitted assigns of Owner and Operator. Without the prior written notice to or consent of Operator, this Agreement may be assigned by Owner to Financing Parties (in their capacities as Financing Parties) and such Financing Parties may further assign such rights or obligations. The rights and obligations of Owner under this Agreement with respect to any Project may be assigned without the consent of Operator to the Project Company for such Project, and, upon the request of Owner, Operator shall enter into a separate agreement with respect to the Work related to such Project with such Project Company on the same terms and conditions as set forth in this Agreement, and upon the entry into and effectiveness of such separate agreement, the rights and obligations of Owner and Operator with respect to such Project under this Agreement shall terminate as provided in such separate agreement. Except as expressly provided in this Section 17.1, neither Party may assign or transfer this Agreement, in whole or in part, except upon the prior written consent of the other Party hereto, which consent shall not be unreasonably withheld.

17.2                        Financing Cooperation; Subordination Agreement. Operator shall execute and deliver such consent forms, acknowledgments and other documents and deliver such legal opinions of counsel to Operator as are reasonably requested by Owner or reasonably required by a Financing Party to effect and/or to evidence a collateral assignment by Owner of this Agreement to such Financing Party. Upon the request of the Financing Parties under the Financing Agreement, Operator agrees to deliver a subordination agreement in favor of such Financing Parties pursuant to which Operator agrees that any fee or payment (other than reimbursements for documented expenses to the extent contemplated hereunder) made to Operator by Owner in excess of such fee or payment set forth in the “Base Case Model” or the “Schedule and Budget” set forth in the Financing Agreement, shall be subordinated to the obligations of Owner to the Financing Parties under such Financing Agreement, which subordination agreement shall be in form and substance substantially similar to the Subordination Agreement (as defined in the Financing Agreement).

18.                               MISCELLANEOUS.

18.1                        Notices. All notices, requests, demands, waivers, consents and other communications hereunder shall be in writing and shall be considered properly served, given or made if delivered either in person, by facsimile or other electronic means (including email), by overnight courier or by U.S. mail, first class postage prepaid, directed to the Parties or their permitted assignees at the addresses set forth in Exhibit G. Notice by facsimile or other electronic means (including email), or by hand delivery, shall be effective at the close of business on the day actually received, if received during business hours on a Business Day. Notice by overnight U.S. mail or courier shall be effective on the next Business Day after it was sent, and notice by regular U.S. mail shall be effective when received. Any Party may, at any time, by written notice to the other Party, designate different Persons or addresses for the receipt of notices hereunder.

18.2                        Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid, binding and enforceable under applicable Law. In the event that any of the terms, covenants or conditions hereof or the application thereof to either Party or any circumstance shall be held by a court of competent jurisdiction to be invalid in any jurisdiction, the remaining terms, covenants and conditions hereof and the application thereof to either Party or any other circumstance, or in any other jurisdiction, shall not be affected thereby.

18.3                        Confidentiality. Each Party agrees that it shall not disclose (and shall cause its directors, officers, attorneys, employees and agents not to disclose), without the prior consent of the other Party, any information with respect to such other Party that is furnished pursuant to this Agreement or learned during the course of performance of the Work, including any information that would constitute confidential information under the terms of any Project Document (“Confidential Information”), provided that any Party may disclose, or allow the disclosure of, any Confidential Information (a) to its directors, officers, attorneys, employees, agents, auditors, professional advisors, consultants and lenders as necessary to perform a Party’s obligations under this Agreement, (b) as has become generally available to the public other than as a result of breach of this Section 18.3, (c) as may be required or appropriate in any report, statement or testimony submitted to any Governmental Authority having or claiming to have jurisdiction over such disclosing Party; provided, however, that to the extent such Confidential Information may be excluded from any such report, statement or testimony, or may be submitted subject to administrative confidentiality protection, in each case without prejudicing in any manner the position of the potentially disclosing Party, such Party shall exclude the information or submit it subject to confidentiality protection, (d) which was otherwise known by the receiving Party prior to disclosure or is disclosed to the receiving Party by a third party not in violation of any duty of confidentiality, other than, in each case, from a source other than an Affiliate of Owner, (e) as may be required or appropriate in response to any summons or subpoena from a Governmental Authority or in connection with any litigation, or (f) to comply with any Permit or applicable Law. Confidential Information shall not be deemed to include information acquired by or disclosed to Operator’s employees who may be transferred to other facilities operated by Operator, provided such information is limited to general knowledge useful to allow such employees to better perform their work at such other facilities and does not include commercially sensitive or Plant-specific operating data. The Parties’ obligations under this Section 18.3 shall expire two (2) years after the expiration or termination of this Agreement. Upon expiration or termination of this Agreement, all written or other tangible Confidential Information held by a Party shall, if requested by the Party who owns such Confidential Information, be returned to such owning Party. Notwithstanding anything to the contrary set forth in this Agreement, Operator agrees to abide by the terms and conditions of the confidentiality undertakings of Owner or any Project Company set forth in any of the Project Documents.

18.4                        Public Release of Information. Neither Operator nor Owner shall issue a press release or make a statement intended for release to the general public with respect to the transactions contemplated by this Agreement, including the terms and conditions hereof, without the consent of the other Party, unless the Party desiring to make a statement or press release is advised by legal counsel that such statement or press release is mandated by a Permit or Law (in which case the Party making the statement or press release shall notify the other Party in advance of such statement or press release).

18.5                        Headings. Captions and paragraph headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

18.6                        Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

18.7                        Governing Law; Dispute Resolution.

18.7.1 This Agreement, and the rights and obligations of the Parties and any dispute arising under or relating thereto (whether in contract, tort or otherwise) shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflict of law rules thereof (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law) or any other statute or doctrine that might call for the application of the laws of any other jurisdiction.

18.7.2 The Parties shall attempt, in good faith, to resolve or cure all disputes (including disputes with respect to claimed Events of Default) by mutual agreement in accordance with this Section 18.7 before initiating any legal action or attempting to enforce any rights or remedies hereunder (including termination), at law or in equity (regardless of whether this Section 18.7 is referenced in the provision of this Agreement which is the basis for any such dispute). If there is a dispute as to whether an Event of Default has occurred or if any other dispute under this Agreement has arisen, either Party may give notice thereof to the other Party which notice shall describe in reasonable detail the basis and specifics of the alleged Event of Default or dispute. Within five (5) days after delivery of such notice, the designated representatives of both Parties shall meet to discuss and attempt to resolve or cure such dispute or claimed Event of Default. If such representatives are unable to resolve the dispute or claimed Event of Default within fifteen (15) days after delivery of such notice, the matter shall be referred to a senior officer of the Operator and a senior officer of the Owner. If such Senior Officers are unable to agree on an appropriate cure or resolution within ten (10) days after the matter has been referred to them, either Party may inform in writing the other Party thereof and the Parties may have recourse to mediation, arbitration, or other alternative dispute resolution device of their mutual selection. If the Parties cannot agree on an alternative dispute resolution device, each Party may pursue its legal remedies.

18.7.3 Pending final resolution of any dispute, the Parties shall continue to fulfill their respective obligations under this Agreement; provided, however, that the Owner may withhold any amount which is the subject of dispute from any payment otherwise due hereunder during the pendency of any dispute resolution proceeding. If the Operator prevails in such dispute, the Owner shall immediately pay to the Operator the unpaid amount in dispute with interest thereon, which interest shall accrue, at the rate specified in Section 8.5, for each day from and including the date on which such amount was originally due to, but excluding, the date of actual payment thereof.

18.8                        Entire Agreement. This Agreement (including the Exhibits hereto) contains the entire understanding between the Parties concerning the subject matter hereof and, except as expressly provided herein, supersedes all prior understandings and agreements, whether oral or written, between the Parties with respect to the subject matter hereof. This Agreement may be amended, supplemented or modified only by an agreement in writing signed by each Party.

18.9                       No Partnership Created. Operator is an independent contractor with respect to the performance of its obligations hereunder. Neither the Operator nor any of its Affiliates, employees, subcontractors, vendors or suppliers, or any of their respective employees, shall be deemed to be agents, representatives, employees or servants of Owner or a Project Company as a result of this Agreement or of performing any duties hereunder, and no such Person as a result of entering into this Agreement or of performing any duties hereunder shall have the right, authority, obligation or duty to assume, create or incur any liability or obligation, express or implied, against, in the name or, or on behalf of Owner or a Project Company; provided that Operator shall have the right to act for and on behalf of Owner or a Project Company to the extent expressly contemplated by and in accordance with this Agreement. In no case shall this Agreement be construed to create any relationship whatsoever including employer/employee, partners or joint venture parties, between Owner or any Project Company, on the one hand, and Operator or any of its Affiliates, employees, subcontractors, vendors or suppliers, or any of their respective employees, on the other hand, or between Owner and any Project Company.

18.10                 No Third Party Rights. Except with respect to the Project Companies and indemnities set forth in Sections 9.2 and 10, the Parties do not intend to create rights in, or grant remedies to, any third party as a beneficiary of this Agreement or of any duty, covenant, obligation or understanding established under this Agreement.

18.11                 Representations and Warranties. Each Party hereby represents and warrants to the other Party as of the date of this Agreement that:

18.11.1 Such Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to execute, deliver and perform its obligations under this Agreement;

18.11.2 The execution, delivery and performance by such Party of this Agreement have been duly authorized by all necessary limited liability company action, and do not and will not require any further consents or approvals which have not been obtained, or violate any provision of any law, regulation, order, judgment, injunction or similar matters or breach any agreement presently in effect with respect to or binding on such Party;

18.11.3 All government approvals necessary for the execution, delivery and performance by such Party of its obligations under this Agreement have been obtained and are in full force and effect, except for those governmental approvals to be obtained by such Party in the course of performance of its obligations under this Agreement; and

18.11.4 This Agreement is the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights in general and except to the extent that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

18.12                 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signatures begin on next page]

IN WITNESS WHEREOF, the Parties hereto have caused this Operation and Maintenance Agreement to be effective as of the date first above written.

OPERATOR:

NRG ENERGY SERVICES LLC

By:	/s/ Don Poe

Name:	Don Poe

Tltle:	Vice President

OWNER:

AVENAL SOLAR HOLDINGS LLC

By:	EURUS AVENAL AFFILIATES LLC,
its Managing Member

	By:	/s/ Mark E. Anderson

Name: Mark E. Anderson

Title: President